Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Blue Coat Systems, Inc. 2010 New Employee Stock Incentive Plan, as amended, Restricted Stock Unit Agreement with Michael J. Borman and Stock Option Agreement with Michael J. Borman, of our reports dated June 7, 2010 with respect to the consolidated financial statements and schedule of Blue Coat Systems, Inc. and the effectiveness of internal control over financial reporting of Blue Coat Systems, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 1, 2010